Echibit 4.1.14

BOND PLEDGE AND SECURITY AGREEMENT

by and among

MGP INGREDIENTS, INC.,
a Kansas corporation,

COMMERCE BANK, N.A., as trustee,
a national banking association

and

WELLS FARGO BANK, BANK NATIONAL ASSOCIATION,
a national banking association

relating to

$7,000,000

original principal amount of
City of Atchison, Kansas

Taxable Industrial Revenue Bonds
Series 2006
(MGP Ingredients Project)

Dated as of February 15, 2010

BOND PLEDGE AND SECURITY AGREEMENT

THIS BOND PLEDGE AND SECURITY AGREEMENT, dated as of February 15, 2010 (hereinafter, as the same may from time to time be amended or supplemented, called this “Bond Pledge and Security Agreement”), made by and among MGP INGREDIENTS, INC., a Kansas corporation (the “Pledgor”), COMMERCE BANK, N.A., a national banking association (the “Trustee”), in its capacity as trustee under that certain Trust Indenture, dated as of December 28, 2006 (the “Indenture”), between the City of Atchison, Kansas (the “Issuer”) and the Trustee, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”):

WITNESSETH:

WHEREAS, the Issuer, pursuant to the Indenture, has previously issued its Taxable Industrial Revenue Bonds, Series 2006 (MGP Ingredients Project) in the original aggregate principal amount of $7,000,000 (the “Bonds”); and

WHEREAS, the Pledgor has acquired all of the outstanding Bonds in the aggregate principal amount of $7,000,000 (the “Pledged Bonds”); and

WHEREAS, the Pledgor has executed and delivered that certain Credit and Security Agreement dated as of July 21, 2009 (as the same may from time to time be restated, modified, supplemented or otherwise amended, the “Credit Agreement”), between the Pledgor and the Bank; and

WHEREAS, it is a condition precedent to the extension of certain loan facilities under the Credit Agreement that the Pledgor and the Trustee will have executed and delivered this Bond Pledge and Security Agreement to the Bank;

NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to extend certain loan facilities under the Credit Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.              Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement will have such defined meanings when used herein.

Section 2.              Pledge.  The Pledgor hereby pledges, assigns, hypothecates, transfers and delivers to the Bank all of its right, title and interest to the Pledged Bonds and hereby grants to the Bank a first lien on, and security interest in, its right, title and interest in and to the Pledged Bonds, the interest thereon and all proceeds thereof, as collateral security for the prompt and complete payment of the Note (as defined in the Credit Agreement) and performance of the obligations under the Note, the Credit Agreement and any other loan document between the Borrower and the Bank (all the foregoing being hereinafter called the “Obligations”).

Section 3.              Payments with Respect to the Pledged Bonds.  If, while this Bond Pledge and Security Agreement is in effect and after the occurrence of a Default or Event of Default, the Pledgor becomes entitled to receive or receives any payment in respect of the Pledged Bonds, the Pledgor agrees to accept the same as the Bank’s agent and to hold the same in trust on behalf of the Bank and to deliver the same forthwith to the Bank.  All sums of money so paid in respect of the Pledged Bonds which are received by the Pledgor and paid to the Bank will be credited against the Obligations.

Section 4.              Collateral.  All property at any time pledged with the Bank hereunder (whether described herein or not) and all income therefrom and proceeds thereof, are herein collectively sometimes called the “Collateral”.

Section 5.              Rights of the Bank.  The Bank will not be liable for failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor will it be under any obligation to take any action whatsoever with regard thereto.  If an Event of Default has occurred and is continuing, the Bank may thereafter, without notice, exercise all rights, privileges or options pertaining to any Pledged Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Bank will have no duty to exercise any of the aforesaid rights, privileges or options and will not be responsible for any failure to do so or delay in so doing.  Notwithstanding any provision of this Bond Pledge and Security Agreement to the contrary, the rights of the Bank hereunder are subject in each and every respect to the terms and conditions of the Indenture, including, but not limited, any restrictions on the Bank’s ability to sell or otherwise dispose of the Collateral.

Section 6.              Remedies.  In the event that any portion of the Obligations becomes due and payable and are not paid when due, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived or released.  The Bank will pay over the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorney’s fees and legal expenses, and the payment in whole or in part of the Obligations in such order as the Bank may elect, the Pledgor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any, to the Pledgor.  The Pledgor agrees that the Bank will give at least five (5) calendar days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters.  No notification need be given to the Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition.  In addition to the rights and remedies granted to it in this Bond Pledge and Security Agreement and in any other instrument or agreement securing evidencing or relating to any of the Obligations, the Bank will have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Kansas.  The Pledgor further agrees to waive and agrees not to assert any rights or privileges which it may acquire under the Uniform Commercial Code and the Pledgor will be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled, and the reasonable fees of any attorneys employed by the Bank to collect such deficiency.

Section 7.              Representations, Warranties and Covenants of the Pledgor.  The Pledgor represents and warrants that:

(a)           on the date of this Bond Pledge and Security Agreement, it is the sole owner of all right, title or interest in and to the Pledged Bonds;

(b)           it has full power, authority and legal right to pledge all of its right, title and interest in and to the Pledged Bonds pursuant to this Bond Pledge and Security Agreement;

(c)           this Bond Pledge and Security Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms;

(d)           no consent of any other party (including, without limitation, creditors of the Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by the Pledgor in connection with the execution, delivery or performance of this Bond Pledge and Security Agreement;

(e)           the execution, delivery and performance of this Bond Pledge and Security Agreement will not materially violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the articles of incorporation or other governing instruments of the Pledgor or of any securities issued by the Pledgor or of any deed of trust, mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Pledgor is a party or which purports to be binding upon the Pledgor or upon any of its assets and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of the Pledgor except as contemplated by this Bond Pledge and Security Agreement; and

(f)            the pledge, assignment and delivery of the Pledged Bonds pursuant to this Bond Pledge and Security Agreement will create a valid first lien on and a first perfected security interest in, all right, title or interest of the Pledgor in or to the Pledged Bonds, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Pledged Bonds.

The Pledgor covenants and agrees that it will defend the Bank’s right, title and security interest in and to the Pledged Bonds and the proceeds thereof against the claims and demands of all Persons whomsoever; and covenants and agrees that it will have like title to and the right to pledge any other property at any time hereafter pledged to the Bank as Collateral hereunder and will likewise defend the Bank’s right thereto and security interest therein.

Section 8.              No Dispositions, etc.  Without the prior written consent of the Bank, the Pledgor agrees that it will not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, nor will they incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Bond Pledge and Security Agreement, other than in accordance with the Credit Agreement.

Section 9.              Sale of Collateral.

(a)           The Pledgor recognizes that the Bank may be unable to effect a public sale of any or all of the Pledged Bonds by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that such private sale will be deemed to have been made in a commercially reasonable manner.  The Bank will be under no obligation to delay a sale of any of the Pledged Bonds for the period of time necessary to permit the Issuer to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Issuer would agree to do so.  In the event that the Bank elects to sell Pledged Bonds pursuant to the terms hereof and if permitted by the terms of the Indenture, the Bank shall notify the purchaser thereof that such Pledged Bonds are not then rated by any rating agency.

(b)           The Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make such sale or sales of any portion or all of the Pledged Bonds valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, except registration under the federal securities laws, all at the Pledgor’s expense.  The Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Bank, that the Bank has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 9 will be specifically enforceable against the Pledgor and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Event of Default has occurred under the Credit Agreement.  The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Bank by reason of a breach of any of such covenants and, consequently, agrees that, if the Bank shall sue for damages for breach, it will pay, as liquidated damages and not as a penalty, an amount equal to the par value of the Pledged Bonds plus accrued interest, under the Credit Agreement on the date the Bank will demand compliance with this Section 9.

Section 10.            Further Assurances.  The Pledgor agrees that at any time and from time to time upon the written request of the Bank, the Pledgor will execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to effect the purposes of this Bond Pledge and Security Agreement.

Section 11.            Severability.  Any provision of this Bond Pledge and Security Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.            No Waiver, Cumulative Remedies.  The Bank will not, by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver will be valid unless in writing, signed by the Bank, and then only to the extent therein set forth.  A waiver by the Bank of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Bank, any right, power or privilege hereunder, will operate as a waiver thereof; nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

Section 13.            Binding Effect.  This Bond Pledge and Security Agreement and all obligations of the Pledgor hereunder will be binding upon the successors and assigns of the Pledgor, and will, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank and its respective successors and assigns.

Section 14.            Waiver of Jury Trial.  THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS BOND PLEDGE AND SECURITY AGREEMENT.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE PARTIES HERETO AND EACH PARTY ACKNOWLEDGES THAT NEITHER BANK NOR

ANY PERSON ACTING ON BEHALF OF BANK HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  THE PARTIES HERETO FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS BOND PLEDGE AND SECURITY AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

Section 15.            Amendments; Etc.  No amendment or waiver of any provision of this Bond Pledge and Security Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same will be in writing and signed by the Bank, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

Section 16.            Addresses for Notices.  All notices and other communications provided for hereunder must be in writing and delivered as provided in the Credit Agreement.

Section 17.            Continuing Security Interest.  This Bond Pledge and Security Agreement will create a continuing security interest in the Pledged Bonds and will (a) remain in full force and effect until payment in full of the Obligations and the termination of the Bank’s obligations to fund any loans or other credit facilities under the terms of the Credit Agreement, (b) be binding upon the Pledgor, the Pledgor’s successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), the Bank may assign or otherwise transfer its obligations under the Credit Agreement to any other person or entity, and such other person or entity will thereupon become vested with all the benefits in respect thereof granted to the Bank herein or otherwise.  Upon the payment in full of the Obligations and the termination of the Bank’s obligations to fund any loans or other credit facilities under the terms of the Credit Agreement, the Pledgor will be entitled to the return, upon Pledgor’s request and at Pledgor’s expense, of such of the Pledged Bonds as shall not have been sold or otherwise applied pursuant to the terms hereof or of the Indenture.

Section 18.            Governing Law; Terms.  This Bond Pledge and Security Agreement will be governed by and construed in accordance with the laws of the State of Kansas, except as required by mandatory provisions of law and except to the extent that the validity or perfection of the security interest hereunder or remedies hereunder in respect of any particular  Pledged Bonds are governed by the laws of another jurisdiction.  Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of Kansas are used herein as therein defined.  The descriptive headings of the various provisions are for convenience only and will not be deemed to limit or expand the intent of the Sections.  The masculine gender will, where appropriate, be deemed to include the feminine and neuter and the singular the plural and vice versa.  If there is any conflict between the terms and conditions contained herein and the terms and conditions contained in the Credit Agreement, the terms and conditions in the Credit Agreement shall govern and control.

Section 19.            Understanding of Transaction.  The Pledgor has received answers to all of Pledgor’s questions and understand the structure of and reason for this transaction.  The Pledgor has agreed to and wishes to pledge to the Bank and grant to the Bank a security interest in all of the Pledgor’s right, title and interest in and to the Pledged Bonds because the Pledgor desires to consummate the transactions contemplated under the Credit Agreement which are conditioned upon such pledge.

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IN WITNESS WHEREOF, the parties hereto have caused this Bond Pledge and Security Agreement to be duly executed and delivered by its duly authorized representatives as of the day and year first above written.

PLEDGOR:

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President

1

TRUSTEE:

COMMERCE BANK, N.A., a national banking capacity, in its capacity as Trustee

By:	/s/ Merry Evans
Name: Merry Evans
Title: Vice President

2

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By: Becky Koehler
Name:	/s/ Becky Koehler
Title: Vice President

3